Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY UPDATES SECOND QUARTER FISCAL 2017 COMPARABLE SALES OUTLOOK

Calabasas Hills, Calif., — June 13, 2017 — The Cheesecake Factory Incorporated (NASDAQ: CAKE) today updated its outlook for second quarter fiscal 2017 comparable sales ahead of two conference presentations this week. The Company now expects comparable sales at The Cheesecake Factory restaurants for the second quarter of fiscal 2017 to be down approximately 1%. The Company expects this to impact second quarter margins and earnings per share.

“We have continued to outperform the casual dining industry quarter to date, with over half of our regions posting positive comparable sales for the period, including key markets of California, Texas and Florida,” said David Overton, Chairman and Chief Executive Officer. “More broadly however, we have seen heightened volatility in week to week sales trends, indicative of uncertainty on the part of many consumers. Specifically, we have seen pockets of softness as we moved through the quarter, notably in the East and Midwest where we also faced unfavorable weather that reduced patio usage.”

Overton continued, “We believe The Cheesecake Factory brand is as strong as ever and our underlying operating metrics remain solid. We are managing the business for the long term, continuing to provide delicious and memorable dining experiences for our guests, while executing on our diversified growth drivers and effectively allocating our strong cash flow to position the Company to generate sustained shareholder returns.”

The Company will present at the William Blair 37th Annual Growth Stock Conference in Chicago today at 8:50 a.m. Central Time and the Piper Jaffray 37th Annual Consumer Conference in New York City tomorrow at 9:05 a.m. Eastern Time. The presentations will be webcast on the Company’s website at investors.thecheesecakefactory.com. A replay of the webcasts will be available following the live presentations.

The Cheesecake Factory Incorporated

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 207 full-service, casual dining restaurants throughout the U.S.A. and Puerto Rico, including 193 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the Rock Sugar Pan Asian Kitchen® mark. Internationally, 16 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2017, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the fourth consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and FORTUNE 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 15, 2017 ©2017 Time Inc. Used under license. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to the Company’s ability to: deliver consistent and dependable comparable sales results over a sustained period of time; deliver increases in guest traffic; provide a differentiated experience to guests; outperform the casual dining industry and increase its market share; leverage sales increases and manage flow through; increase margins; grow earnings; remain relevant to consumers; attract and retain qualified management and other staff; increase shareholder value; profitably expand its concepts domestically and in Canada, and work with its licensees to expand its concept internationally; support the growth of North Italia and Flower Child restaurants; develop a fast casual concept; utilize its capital effectively and continue to repurchase its shares; and factors outside of the Company’s control including: economic and political conditions that impact consumer confidence and spending; acceptance and success of The Cheesecake Factory in international markets; the risks of doing business abroad through Company-owned restaurants and/or licensees; foreign exchange rates and potential changes in NAFTA and cross border taxation; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.